Exhibit 10.2
Price v. Mistras Group, Case Nos. 20STCV22485 and 20LBCV00408
MEMORANDUM OF UNDERSTANDING
Subject to final approval by the Court, and with the understanding that the settlement agreement (“Agreement”) documented in this Memorandum of Understanding (“MOU”) shall be further memorialized in a more comprehensive written settlement agreement, Plaintiff Justin Price (“Price” or “Plaintiff”), on behalf of himself and all others similarly situated, and Defendant MISTRAS Group, Inc. (“MISTRAS” or “Defendant”), and past and present corporate affiliates, subsidiary divisions, related entities, successors-in-interest, divested business and business units, hereby agree to the settlement of the putative class-and-representative actions styled Justin Price, et al. v. MISTRAS Group, Inc., et al., Los Angeles Superior Court Case No. 20STCV22485 (“Price Class Action”), and Justin Price, et al. v. MISTRAS Group, Inc., et al., Los Angeles Superior Court Case No. 20LBCV00408 (“Price PAGA Action,” and collectively with the Price Class Action, the “Actions”), and do so upon the following essential terms:
1.    “California Class” Definition – all individuals who are or previously were employed by Defendant Mistras Group, Inc. (“Defendant”) in California who were classified as non-exempt employees during the period June 10, 2016 to July 31, 2021 (the “Class Period”).
2.    Class Counsel – Blumenthal Nordrehaug Bhowmik De Blouw LLP.
3.     Plaintiffs – The Plaintiffs are Brenda and Justin Price.
4.    Enforceability – The Parties intend this MOU to be admissible and binding under California Code of Civil Procedure Section 664.
5.    Gross Settlement Amount – Defendant shall pay out the total sum of $2.3 million for payment of all claims, including payment of Claims Administration Expenses; Attorneys’ Fees; Attorneys’ Expenses; Service Awards, and the PAGA Payment. The Gross Settlement Amount shall be all-in with no reversion to Defendant. The employer's share of payroll taxes shall not be paid from the Gross Settlement Amount and shall remain the sole responsibility of Defendant.
6.     Settlement Allocation – The allocation of payment of claims between the Class Members shall be paid based on the number of workweeks worked during the Class Period.
7.    Service Award – Defendant shall not oppose a service award to Plaintiffs in the amount of $10,000 each. If this amount is reduced, the amount by which the Service Award is reduced will be allocated to the Net Settlement Amount.
8.    PAGA Payment – The PAGA payment of $50,000 shall be made from the Gross Settlement Amount, with 25% of the payment going to the “Aggrieved Employees,” who are defined as all non-exempt employees who were employed in California during the time period June 1, 2019 to July 31, 2021 (the “PAGA Period”) and 75% of the payment going to the LWDA. These payments will be made whether or not the Aggrieved Employees opt out of the Settlement.

9.     Claims Administration Expenses - Claims Administrator shall be mutually agreed to by the Parties. Claims Administration Expenses shall not exceed the estimated of the Claims Administrator to administrate the settlement of the class.
10.    Workweek Information – It is currently estimated that there are approximately 1,136 Class Members who worked 125,357 workweeks through April 23, 2021. Defendant will provide a declaration under penalty of perjury confirming the number of Class Members and workweeks they worked during the defined Class Period of June 10, 2016 to July 31, 2021. The Gross Settlement Amount will increase proportionally with added workweeks through July 31, 2021 and if the number is more than 10% of the workweeks estimate stated herein, i.e., exceeds 137,892 workweeks, subject to Defendant’s right, but not the obligation, to revoke this Agreement in lieu of an increase to the Gross Settlement Amount. The estimated Class Members and applicable workweeks exclude workweeks through February 17, 2017 for any Class Members who were also members of California settlement class of Viceral and Krueger, et al. v. Mistras Group, Inc., et al., N.D. Cal. Case No. 3:15-cv-02198-EMC (“Viceral”). Accordingly, the Class Period for Class Members who were part of the California settlement class in Viceral shall be modified to begin on February 18, 2017.
11.    Attorneys’ Fees – Defendant agrees not to oppose an Attorneys’ Fees request up to 1/3 of the Settlement Amount.
12.    Attorneys’ Expenses – Defendant agrees not to oppose Attorneys’ Expenses in an amount as documented in Class Counsel’s billing statement.
13.    Notice to California Class Members – All members of the California Class shall be provided notice of the Actions and the proposed settlement in a form approved by the Court, and shall have the opportunity to request exclusion from the Price Class Action and settlement; provided, however, that Plaintiffs waive their right to request exclusion and may not do so.
14.    Plaintiffs’ General Release of Claims – In consideration for Defendant’s promises and obligations under this Agreement, Plaintiffs each agree to a general and comprehensive release of all of their respective known and unknown claims against MISTRAS’ past and present corporate affiliates, subsidiaries, divisions, related entities, divested businesses and business units, and the board members, officers, employees, agents, representatives, insurers and attorneys of any of the same (“Released Parties”), including, without limitation, all claims that were or could have been alleged in the written notice sent to the Labor & Workforce Development Agency pursuant to California Labor Code § 2699.3(a)(1) and the Complaints and/or Amended Complaints in

the Actions under any state law, federal law, common law, equity or other theory arising in any way out of Plaintiffs’ former employment with MISTRAS or any of the Released Parties. As part of this release, Plaintiffs further release all unknown claims against MISTRAS and any of the Released Parties, covered by California Civil Code Section 1542, which states: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” Plaintiffs understand that each is an individual, a “creditor” and “releasing party” within the meaning of Civil Code section 1542, and thereby expressly waives and relinquishes any and all rights and benefits under Section 1542 of the Civil Code of the State of California and under any statute, rule, or principle of common law or equity, of any jurisdiction, that is similar to Section 1542.
15.    Released Claims: Upon entry of final judgment and, in consideration for Defendant’s promises and obligations under this Agreement, the Defendant shall be entitled to a release from the State of California of all PAGA claims pled or could have been pled based on the factual allegations contained in in the Complaints and/or Amended Complaints filed in the Action and the written notice(s) sent to the Labor & Workforce Development Agency pursuant to California Labor Code § 2699.3(a)(1)f that occurred during the PAGA Period as to the Aggrieved Employees, and a release from the Class Members who decline to request exclusion from these Actions and settlement shall thereby release the Released Parties from all claims that were or could have been alleged in the Complaints and/or Amended Complaints filed in the Actions under any state law, federal law, common law, equity or other theory arising in any way from the facts alleged in the Complaints and/or Amended Complaints filed in the Action regarding the provision (or alleged non-provision) of wages, compensation, remuneration, expense reimbursements, premium payments, meal and/or rest breaks (or timing or length of any breaks provided), pre- or post-shift work, commute time, and/or wage statements provided to those class members (or the content or lack of content of any wage statements received), from June 10, 2016 through July 31, 2021, and the Released Claims as further defined below.
16.    The Released Claims include all claims, rights, demands, liabilities, causes of action, and theories of liability of every nature and description, whether known or unknown, that were alleged against Defendant and/or any of the Released Parties, or which could have been alleged based on the facts pled against them in the written notice sent to the Labor & Workforce Development Agency pursuant to California Labor Code § 2699.3(a)(1) or the Complaints and/or Amended Complaints in the Actions. These claims include claims for failure to pay wages for all hours worked, including overtime pay, minimum wages, premium pay, failure to pay for pre- or post-shift work, failure to pay for commute time, failure to pay wage guaranteed or wages at the agreed upon rate and/or failure to calculate wages due at the applicable statutory and/or regular rate of pay or compensation, failure to pay wages semi-monthly at designated times, failure to pay all wages due upon termination, failure to pay waiting time penalties, failure to provide and/

or maintain copies of accurate itemized wage statements, failure to maintain records of hours worked and/or accurate payroll records, and/or for penalties (regardless of the recipient), failure to provide meal periods, failure to provide rest periods, failure to reimburse necessary business expenses, damages, interest, costs or attorneys’ fees, and violations of any local, state or federal law, whether for economic damages, non-economic damages, liquidated, or punitive damages, restitution, tort, contract, equitable relief, injunctive or declaratory relief, that occurred during the applicable California Class Period and arising from the facts that were alleged or could have been alleged in the written notice sent to the Labor & Workforce Development Agency pursuant to California Labor Code § 2699.3(a)(1) or the Complaints and/or Amended Complaints in the Actions, including claims under any common laws, contract, Fair Labor Standards Act (“FLSA”), the California Business & Professions Code Sections 17200, et seq. (“UCL”), including claims asserted under the UCL predicated on violations of any state and/or federal law, including the FLSA, Cal. Code of Regulations, Title 8, Sections 11000, et seq., Wage Order 4 or any other applicable Wage Order, the California Labor Code, and the California Private Attorneys General Act of 2004, Labor Code Sections 2698, et seq. Notwithstanding the foregoing, the Released Claims does not include vested benefits, wrongful termination, unemployment insurance, disability, social security, workers’ compensation, class claims outside of the Class Period, PAGA claims outside of the PAGA period, and any individual claim under the Section 16(b) of the FLSA, 29 U.S.C. § 216(b), as to a California Class Member who does not opt-in to the Settlement by cashing, depositing or endorsing his or her Settlement Payment check, to the extent that opting-in is required to release such FLSA claims.
17.     Drafting Settlement Documents – Class Counsel shall draft settlement documents for distribution within thirty (30) days of the execution of this Memorandum. Class Counsel shall draft and file a motion for preliminary approval within sixty (60) days.
18.    Opt Out / Objection Period – The Class Members shall have 45 days from the date the notice is first mailed in which to object to or exclude themselves from the settlement. Neither side shall encourage any Class Member to opt out.
19.    Effective Date     - The effective date of the settlement will be the later of the following: (a) if no timely objections are filed or if all objections are withdrawn, the date upon which the Court enters the Final Approval Order; (b) if an objection is filed and not withdrawn, the date for filing an appeal and no such appeal being filed; and (c) if any timely appeals are filed, the date of the resolution (or withdrawal) of any such appeal in a way that does not alter the terms of the settlement.
20.     Payments - If no objection to the settlement is made, Defendant will pay to the Claims Administrator the Gross Settlement Amount within fifteen (15) days of the Effective Date. Payment of Claims Administration Expenses, Attorneys’ Fees, Attorneys’ Expenses, Service Awards, and PAGA Payment shall be made within fifteen (15) days of the Claim Administrator’s receipt of the Gross Settlement Amount.

21.    Uncashed Checks – All checks not cashed within 180 days of payment shall be paid to the State Controller Fund in the name of the absent Class Member.
22.    Disputes – Any dispute between the parties as to the remaining terms of the settlement agreement shall be presented to the mediator for resolution.
23.     Execution in Counterparts - This Agreement may be executed in one or more counterparts by facsimile, electronic signature, or email which for purposes of this Agreement shall be accepted as an original. All executed counterparts and each of them will be deemed to be one and the same instrument. Any executed counterpart will be admissible in evidence to prove the existence and contents of this Agreement.
21.    Court Filings - The parties agree not to object to any Court filings consistent with this Agreement. The parties further agree that upon signing the litigation will be stayed for all purposes.
23.    Continuing Jurisdiction - The Parties agree that the Court shall retain continuing jurisdiction over this case under CCP Section 664.6 to ensure the continuing implementation of the provisions of this settlement and that the time within which to bring this action to trial under CCP Section 583.310 shall be extended from the date of the signing of this agreement by all parties until the entry of the final approval order and judgment or if not entered the date this agreement shall no longer be of any force or effect.

Accepted and agreed to this 4th day of May, 2021,

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Plaintiff Justin Price                        Class Counsel

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Plaintiff Brenda Price

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Defendant MISTRAS Group, Inc.                Counsel for Defendant